Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-172782, 333-158354 and 333-158353) and Form S-8 (File Nos.333-144636, 333-153176 and 333-164883) of Insulet Corporation and in the related Prospectuses our report dated December 3, 2010, except for Note 20, as to which the date is May 31, 2011, with respect to the consolidated financial statements of Neighborhood Holdings, Inc. and Subsidiaries included in this current report on Form 8-K.

/s/ Cowan Bolduc Doherty LLC
Cowan Bolduc Doherty LLC
North Andover, MA June 3, 2011